Exhibit 99.1

Sales comparisons are presented to help investors understand the general tone of Cooper’s business. These comparisons include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of general business trends.
Specific questions regarding these sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com, (713) 209-8610.

Sales for the three months ended on the dates shown, compared to the same period in the prior year:

	08/31/04	09/30/04	10/31/04	11/30/04	12/31/04	1/31/05

Cooper Industries	11-13%	9%	6-8%	5-7%	10%	11-13%

Electrical Products	13-15%	11%	8-10%	6-8%	11%	12-14%

Tools & Hardware	3-5%	0%	1-3%	0-2%	4%	4-6%

Observations on recent sales trends for the three months ended January 31, 2005.

Cooper Industries
Sales for the three months ended January 31, 2005 increased 11-13% compared with the prior year. Translation continues to have a moderate positive impact on revenues.

Electrical Products
Sales for the three months ended January 31, 2005 increased 12-14% compared with the prior year.

•	Utility spending remained strong as utilities focus on maintaining their systems infrastructure. In addition, channel backlog and lead times were brought closer to more normal levels.
•	Industrial and commercial market demand continues to expand, leading to increased sales of circuit protection devices, lighting fixtures, wiring devices and support systems.
•	Sales of lighting fixtures experienced growth in the retail channel. Wiring device sales in this market declined slightly reflecting strong comparable sales in the prior period.
•	European lighting and security product sales increased as a result of modest growth in European industrial markets.

Tools and Hardware
Sales for the three months ended January 31, 2005 increased 4-6% compared with the prior year.

•	Industrial and electronic market sales and strong retail channel demand for new products resulted in increased sales of hand tools.
•	Overall power tool sales declined, as expected, due to lower shipments of automated assembly equipment, partially offset by increased sales of industrial power tools.

Note: Includes impacts of acquisitions and divestitures, when applicable.